UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

RBC BEARINGS INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-4372080
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Tribology Center

Oxford, CT 06478

(Address, Including  Zip Code, of Registrant's Principal Executive Offices)

RBC BEARINGS INCORPORATED

2013 LONG TERM INCENTIVE PLAN

(Full Title of the Plan)

Thomas J. Williams

General Counsel and Secretary

One Tribology Center

Oxford, CT 06478

(203) 267-5043

(Name, address and telephone number,

including area code, of agent for service )

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, par value $0.01 per share
RBC Bearings Incorporated 2013 Long Term Incentive Plan	1,500,000 shares	$69.09 (2)	$103,635,000	$13,348.19(3)
Total	1,500,000 shares

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of common stock, par value $0.01 per share of RBC Bearings Incorporated (the "Company"), which may become issuable under the RBC Bearings Incorporated 2013 Long Term Incentive Plan (the “2013 Plan”) being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of common stock.

(2) With respect to the 1,500,000 shares of common stock that are currently authorized for issuance upon exercise of awards that have not yet been granted under the 2013 Plan, the proposed maximum offering price is calculated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act on the basis of the average of the high and low sale prices for the shares of common stock as reported on the Nasdaq Stock Market on October 31, 2013 solely for the purpose of calculating the registration fee.

(3)   Estimated on the basis of $69.09 per share, the average of the high and low sales prices of the Registrant’s Common Stock as reported on the Nasdaq Stock Market on October 31, 2013 solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.           Plan Information.*

Item 2.           Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC") and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference

The following documents previously filed with the SEC are incorporated by reference in this registration statement:

(a)	The Registrant's Annual Report on Form 10-K for the fiscal year ended March 30, 2013, filed with the SEC on May 29, 2013 (the "Form 10-K"), that contains audited consolidated financial statements of RBC Bearings Incorporated and its subsidiaries for the fiscal year ended March 30, 2013;

(b)	The Registrant's Quarterly Report on Form 10-Q for the quarter ended September 28, 2013, filed with the SEC on November 7, 2013;

(c)	The Registrant's Current Reports on Form 8-K, filed with the SEC on June 17, 2013, July 2, 2013, July 25, 2013, August 6, 2013, August 16, 2013, August 21, 2013, September 12, 2013 , October 7, 2013 and November 7, 2013 (other than information contained in such Current Reports on Form 8-K that is furnished, but not filed);

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the Registrant's Form 10-K referred to in (a) above (other than information contained in Current Reports on Form 8-K that is furnished, but not filed); and

(e)	The description of Common Stock and the associated Preferred Stock purchase rights contained in the Registration Statement on Form S-1, file No. 333-124824, filed with the SEC on May 11, 2005, under the heading "Description of Capital Stock."

In addition, any and all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this registration statement.

Item 4.           Description of Securities

Not applicable.

Item 5.           Interests of Named Experts and Counsel

Certain legal matters with respect to the legality of the Common Stock offered hereby will be passed upon for the Registrant by Thomas J. Williams, General Counsel and Secretary of the Registrant.  As of November 7, 2013, Mr. Williams holds a total of 5,835 shares of Common Stock (of which 1,301 are vested and 4,534 are unvested) and 38,000 options to acquire shares of Common Stock (of which 10,000 are vested and 28,000 are unvested).

Item 6.           Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

 Our amended and restated certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our by laws, agreement, vote of stockholders or disinterested directors or otherwise.

 We maintain insurance to protect us and our directors and officers, subject to certain policy limits, deductible amounts and exclusions, against any expense, liability or loss, which such persons must pay resulting from claims made against them by reason of their being such directors or officers during the policy period for certain breaches of duty, omissions or other acts done or wrongfully attempted or alleged whether or not we would have the power to indemnify such persons against such expense, liability or loss under applicable law.

Item 7.           Exemption From Registration Claimed

Not applicable.

Item 8.           Exhibits

The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this Registration Statement.

Item 9.            Undertakings

(a)        The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(2)        That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Oxford, Connecticut, on November 7, 2013.

RBC Bearings Incorporated

By:	/s/ Thomas J. Williams
	Name:	Thomas J. Williams
General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Michael J. Hartnett , Daniel A. Bergeron and Thomas J. Williams and each of them his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer) to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed effective November 7, 2013 by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Michael J. Hartnett
Dr. Michael J. Hartnett	Chairman, President and Chief Executive Officer, Director (Principal Executive Officer and Chairman)	November 7, 2013

/s/ Daniel A. Bergeron
Daniel A. Bergeron	Vice President and Chief Financial Officer, Director
(Principal Financial and Accounting Officer)		November 7, 2013

/s/ Thomas M. Burigo
Thomas M. Burigo	Corporate Controller	November 7, 2013

/s/ Richard R. Crowell
Richard R. Crowell	Director	November 7, 2013

/s/ Alan B. Levine
Alan B. Levine	Director	November 7, 2013

/s/ Dr. Amir Faghri
Dr. Amir Faghri	Director	November 7, 2013

/s/ Dr. Thomas J. O'Brien
Dr. Thomas J. O'Brien	Director	November 7, 2013

/s/ Mitchell I. Quain
Mitchell I. Quain	Director	November 7, 2013

/s/ Edward D. Stewart
Edward D. Stewart	Director	November 7, 2013

EXHIBIT INDEX

Exhibit No.	Description

3.1	RBC Bearings Incorporated Amended and Restated Certificate of Incorporation dated August 13, 2005 (incorporated by reference to Exhibit 3.1 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-1, file No. 333-124824 filed with the SEC on August 8, 2005).

3.2	RBC Bearings Incorporated Bylaws (incorporated by reference to Exhibit 3.3 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1, file No. 333-124824 filed with the SEC on July 26, 2005).

5.1	Opinion of Counsel, included herewith

10.1	RBC Bearings Incorporated 2013 Long Term Incentive Plan (incorporated herein by reference to Exhibit A of the Registrant’s Proxy Statement on Form DEF 14A filed with the SEC on July 26, 2013).

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm, included herewith.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney of certain directors of the Company (set forth on the signature page of this Registration Statement).